UNITED STATES PATENT AND TRADEMARK OFFICE

UNDER SECRETARY OF COMMERCE FOR INTELLECTUAL PROPERTY AND
DIRECTOR OF THE UNITED STATES PATENT AND TRADEMARK OFFICE

APRIL 9, 2013

PTAS

502302358

AVERY N. GOLDSTEIN, PH.D.
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UNITED STATES PATENT AND TRADEMARK OFFICE
NOTICE OF RECORDATION OF ASSIGNMENT DOCUMENT

THE ENCLOSED DOCUMENT HAS BEEN RECORDED BY THE ASSIGNMENT RECORDATION BRANCH OF THE U.S. PATENT AND TRADEMARK OFFICE. A COMPLETE COPY IS AVAILABLE AT THE ASSIGNMENT SEARCH ROOM ON THE REEL AND FRAME NUMBER REFERENCED BELOW.

PLEASE REVIEW ALL INFORMATION CONTAINED ON THIS NOTICE. THE INFORMATION CONTAINED ON THIS RECORDATION NOTICE REFLECTS THE DATA PRESENT IN THE PATENT AND TRADEMARK ASSIGNMENT SYSTEM. IF YOU SHOULD FIND ANY ERRORS OR HAVE QUESTIONS CONCERNING THIS NOTICE, YOU MAY CONTACT THE ASSIGNMENT RECORDATION BRANCH AT 571-272-3350. PLEASE SEND REQUEST FOR CORRECTION TO: U.S. PATENT AND TRADEMARK OFFICE, MAIL STOP: ASSIGNMENT RECORDATION BRANCH, P.O. BOX 1450, ALEXANDRIA, VA 22313.

RECORDATION DATE: 04/08/2013

REEL/FRAME: 030169/0663
NUMBER OF PAGES: 2

BRIEF: ASSIGNMENT OF ASSIGNORS INTEREST (SEE DOCUMENT FOR DETAILS).

DOCKET NUMBER: APPE-115DES

ASSIGNOR:
SHENKER, JONATHAN

DOC DATE: 12/27/2012

ASSIGNEE:
INFEED MEDICA CORP.
113 BARKSDALE
NEWARK, DELAWARE 19711

APPLICATION NUMBER: 29441687
PATENT NUMBER:
TITLE: BABY BOTTLE

FILING DATE: 01/08/2013
ISSUE DATE:

ASSIGNMENT RECORDATION BRANCH
PUBLIC RECORDS DIVISION